DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

Freedom Internet Group Inc. (the “Company” or “we” or “our”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, our common stock, par value $0.01 per share (the “common stock”).

Description of Common Stock

The following description of our common stock is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our Certificate of Incorporation (the “certificate of incorporation”) and our Bylaws (the “bylaws”), each of which are incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this exhibit is a part. We encourage you to read our certificate of incorporation, our bylaws and the applicable provisions of the Puerto Rico General Corporations Act for additional information.

Common Stock

Authorized Share Capital. Our authorized capital stock consists of 200,000,000 shares of common stock, par value $0.01 per share and 5,000,000 shares of preferred stock, par value $0.01 per share.

Voting. Holders of our common stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders. There is no cumulative voting with respect to the election of directors, with the result that directors will be elected by a plurality of the votes cast.

Dividend Rights. Holders of our common stock are entitled to receive dividends when, as and if declared by our board of directors out of funds legally available for this purpose, subject to the preferential rights of the holders of our preferred stock, if any, and any contractual limitations on our ability to declare and pay dividends.

Liquidation Preferences. In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to receive on a proportional basis any assets remaining available for distribution after payment of our liabilities.

Other Terms. Holders of our common stock have no conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to our common stock. All outstanding shares of our common stock are fully paid and non-assessable.

Preferred Stock

Shares of preferred stock may be issued in one or more series from time to time, with each such series to consist of such number of shares and to have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, as shall be stated in the resolution or resolutions providing for the issuance of such series as adopted by our board of directors and included in a certificate of designations.

Options

We have reserved 2,100,000 shares of our common stock for issuance under the Freedom Internet Group, Inc. 2019 Equity Incentive Plan . As of January 27, 2021, no stock options are issued pursuant to that plan.

Warrants

As of January 27, 2021, we have outstanding warrants to purchase an aggregate of 254,500 shares of our common stock, all of which are currently exercisable at an exercise price of $2.67 per share.

Anti-Takeover Provisions

Certain of our charter and bylaws provisions could make the removal of our management and directors more difficult and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our common stock.

Charter and Bylaw Provisions. Our certificate of incorporation and/or bylaws contain the following provisions that may have the effect of discouraging unsolicited acquisition proposals:

•prohibit cumulative voting in the election of directors, which would otherwise allow less than a majority of stockholders to elect director candidates;

•empower our board of directors to fill any vacancy on our board of directors, whether such vacancy occurs as a result of an increase in the number of directors or otherwise;

•authorize our board of directors to issue shares of blank check preferred stock, subject to certain conditions as described above;

•provide that our board of directors is expressly authorized to adopt, amend or repeal our bylaws; and

•provide that our directors will be elected by a plurality of the votes cast in the election of directors.

Concentration of Stock Ownership. Our executive officers and members of our board of directors beneficially own a significant amount of our common stock.

The provisions and items described above could lower the price that investors might be willing to pay in the future for shares of our common stock. They could also deter potential acquirers of our Company, thereby reducing the likelihood that stockholders could receive a premium for their common stock in an acquisition.